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                                                                    EXHIBIT 5(B)

                [GAMBA, BARRERA, ARRIAGA & ASOCIADOS LETTERHEAD]




June 1, 2000


MS SHARON GILLETTE
SEVEN SEAS PETROLEUM INC.
Houston, Texas

                                Ref. Land Tenure Restitution Process--
                                Julio E Piedrahita vs. GHK


Dear Ms. Gillette:


1. The plaintiff pretends land restitution at the Es-1 location alleging the following was not complied with:

   a. Not disturbance of pedestrian and vehicles rights of ways.
   b. Not notifying the owner about the environmental license.

2. GHK, through law firm GAMBA, BARRERA, ARRIAGA Y ASOCIADOS, answer the claim stating there in no disturbance of pedestrian of vehicles right of ways and serving notice to the owner about the respective environmental license issue by Ministry of the Environment, was not yet due.

3. Once the presiding judge accepted the litigation a date was set for the SETTLEMENT hearing, whose purpose was not for the two parties to negotiate and reach an agreement that could put an end to the process without getting to the point of a final decision.

4. The settlement HEARING was held on April 14, 2000 and no settlement was made since the two parties did not manage to reach an agreement; the owner requested a US$500,000 payment without being entitled to or having the evidence for such petition.

5. Immediately GAMBA, BARRERA, ARRIAGA Y ASOCIADOS requested submission of new evidence, seeking to prove conclusively that the claim filed has no grounds.
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                [GAMBA, BARRERA, ARRIAGA & ASOCIADOS LETTERHEAD]

6. In view of submission of evidence to be made and to the incontestable fact of fulfillment of obligations by GHK, it is very unlikely the respective case will be lost.

7. However, there is a possibility to request a second instance in the remote event the process is lost.

8. Simultaneously, we are studying the legal viability of seeking an administrative expropriation legal action of the land, for the specific purpose o[of] economic development.

9. Currently, we are waiting for the judge's act that acknowledges and orders submitting the various evidence requested by two parties and setting the date for the mentioned submission of evidence.

10. Considering the evidence, fulfillment of obligations by the company and the quality of the presiding Judge we have strong possibility of winning the cause at the first instance.



Sincerely yours,

/s/  CARLOS DARIO BARRERA TAPIAS
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CARLOS DARIO BARRERA TAPIAS